Exhibit 10.1

The SCO Group

EMPLOYEE INCENTIVE BONUS PROGRAM

2005 Fiscal Year

1.0                               PURPOSE

The Employee Incentive Bonus Program (Bonus Plan) is designed to reward employees for their contributions to the successful achievement of certain corporate goals and objectives and to share the success (and risks) of the business with employees based upon successful achievement of quarterly business goals.

2.0                               ADMINISTRATION

The Bonus Plan is approved annually by the Compensation Committee of the Company’s Board of Directors and will be administered under the auspices of the Company’s Management Incentive Committee (MIC), to consist of the CEO, the CFO and the SVP of Operations.  The MIC will be responsible for setting the performance objectives and administering the Bonus Plan, provided the Compensation Committee shall set the performance objectives of the CEO and the CEO shall approve the performance objectives of the members of the MIC other than the CEO.  The MIC will delegate specific administrative tasks to the Director of Human Resources as Plan Administrator, who will have day-to-day responsibility for the administration of the Plan.

3.0                               ELIGIBILITY

The Bonus plan will cover all regular employees, except that employees who are covered by sales commission or any other incentive-eligible program will not be eligible to participate in the Bonus Plan.

Temporary employees, interns, independent contractors, and authorized agents are not eligible to participate in the Bonus Plan.

4.0                               BONUS POOL

The Bonus Pool will be comprised of three components:  1) 40% related to revenue; 2) 40% related to operating performance; and 3) 20% related to personal objectives.

There will be no Bonus Pool established unless the revenue and operating performance targets are attained at 100%.  Additionally, if the Bonus Pool and subsequent payment of bonuses causes the UNIX business to have negative cash flow for a particular quarter, the Bonus Pool will be pro-rated to ensure that the UNIX business does not generate negative cash flow.

The revenue and operating performance targets for each quarter of fiscal year 2005 shall be established by the Compensation Committee.  The personal objectives shall be established as set forth in Section 2.0 above.

The amount payable to any employee of the Company will depend on a percentage of such employee’s annual base salary.  The applicable percentages of annual base salary for all employees shall be established by the Compensation Committee.  To the extent that revenue and operating performance targets are attained at greater than 100% and up to 150%, accelerators may apply to increase the bonus pool from 101% of the applicable percentages of annual base salary to 200% of such percentages depending upon the extent by which the Company exceeds revenue and operating performance targets.

5.0                               GENERAL PROVISIONS

The Bonus Plan is designed to meet these key objectives:

•                  Reward achievement of specific Company Revenue and Operating Loss objectives

•                  Align employee, Company, and shareholder interests

•                  Improve Morale

5.1                               Other Bonus Plans:  The Bonus Plan supersedes all prior bonus plans and shall not be modified unless authorized in writing by the CEO and the Chair of the Compensation Committee.

5.2                               Plan Objectives:  Specific quarterly financial or performance objectives will be established for each fiscal quarter, and may include revenue, net income, gross margin, operating expenses, and other criteria.

5.3                               Payment of Bonus:  Bonus payouts will be paid no later than 45 days following the end of each fiscal quarter for those on a bi-weekly payroll.  Bonus payouts will be paid no later than the end of the second month following the end of the fiscal quarter for those on a monthly payroll.

5.4                               Benefits:  Bonus Plan awards are considered compensation for purposes of benefit determination and eligibility under the Company’s 401(k) plan.  Bonus Plan awards are not compensation for purposes of benefit determination or eligibility under the Company’s life, accidental death and dismemberment, short or long-term disability insurance, or any other similar benefit plan in accordance with all plan rules and limitations.  Subject to local employment law, Bonus Plan awards are not considered compensation for purposes of severance calculation.

5.5                               Deductions:  All Bonus Plan awards are subject to statutory deductions and are taxable at the time of payment.  There shall be no Bonus Plan Awards under the Plan deferred to any future years.

5.6                               Exchange Rates:  The exchange rates for Bonus Plan awards will be those rates issued by the Company’s Finance Department at the end of each accounting period.

5.7                               Transfer/Status Change:  Participants must have been hired and eligible to participate at the beginning of the fiscal quarter.  Employees transferring from another incentive/commission plan during the fiscal quarter shall be compensated based on the plan they were eligible for at the beginning of the quarter at a pro-rated basis.  Employees whose promotion bumps them to a higher percentage during the quarter will be re-levelled at the beginning of the following quarter.

5.8                               Leave of Absence:  Bonus Plan Awards are pro-rated for employees who are on leave of absence more than three consecutive weeks during any single quarter.  Employees must be actively at work at the beginning of the quarter to be eligible for that period.  Employees who have been on an approved family or medical leave of absence under FMLA criteria will be eligible for a pro-rated award, assuming all other criteria have been met.

5.9                               Termination of Employment:  In the event an employee’s active employment terminates during the fiscal quarter by reason of retirement, total and permanent disability, or death, the participant will receive a pro-rated bonus, assuming all other criteria have been met.

Participants who are involuntarily terminated through no fault of their own will be considered for a pro-rated payment based on MIC approval.

In the event an employee’s active employment terminates for any other reason, including resignation and discharge for cause during the quarter, all rights to an award will be forfeited.

5.10                        Amendment and Termination of the Plan:  The MIC and/or the Chair of the Compensation Committee may terminate, suspend, or amend the Bonus Plan, in whole or in part, from time to time.

5.11                        Payment from General Assets:  The payment of a Bonus Plan award shall be from the general assets of the Company.  Employees shall have no greater rights to payment than other general creditors of the Company.

5.12                        Participation:  Participation in the Bonus Plan does not guarantee employment, nor does participation at any time guarantee ongoing participation.

5.13                        Interpretation:  The Plan Administrator shall have full power and authority to interpret and administer the Bonus Plan.  Disputes arising under the Bonus Plan regarding the administration, interpretation or calculation of awards or any other matter may be submitted in writing to the MIC, who shall render a final and binding decision.

6.0                               CONFIDENTIALITY

Participation in the Bonus Plan and all related discussion and documentation is considered fully confidential between the Company and the employee.  All employees are expected to honor this confidentiality and not disclose or discuss Bonus Plan matters with any persons other than his/her manager or Human Resources.  Failure to maintain confidentiality regarding the Bonus Plan may jeopardize participation and/or award eligibility.

7.0                               ETHICS

Any participant who manipulates or attempts to manipulate the Bonus Plan for personal gain at the expense of customers, other employees, or Company objectives will be subject to appropriate disciplinary action, up to and including termination of employment.

8.0                               PLAN IS NOT A CONTRACT

The adoption and maintenance of the Bonus Plan shall not be deemed to be a contract of employment between the Company and an employee.  Nothing herein contained shall be deemed to give any employee the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any employee at any time, nor shall it interfere with the employee’s right to terminate employment at any time.